Exhibit 99.1

NEWS

SOLUTIA LOGO
FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Paul J. Berra III (314) 674-5325 Investors: Susannah Livingston (314) 674-8914

Solutia Files Suit Against
Citi, Goldman Sachs and Deutsche Bank
Complaint Seeks Enforcement of Commitment to
Provide Solutia’s Exit Financing

ST. LOUIS – February 6, 2008 -- Solutia Inc. (NYSE: SOA) today filed a complaint in the U.S. Bankruptcy Court for the Southern District of New York against the three banks that had executed a firm commitment to fund a $2 billion exit financing package for Solutia, but to date have refused to meet this commitment.  These banks are Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., and Deutsche Bank Securities Inc.  Solutia is seeking a court order requiring the banks to meet their commitment and fund Solutia’s exit from bankruptcy.  The complaint also asserts that the banks should be estopped from invoking the clause they claim relieves them of their obligation due to their improper conduct and misrepresentations to the company, and further claims that the banks fraudulently induced Solutia to enter into the initial engagement by promising that the financing was firmly committed.  Solutia and the banks have agreed that Solutia’s claim to require immediate funding of the $2 billion package should be heard by the Court on an expedited basis, with the trial to conclude by the end of February – prior to the expiration of the banks’ commitment.
“This is not a ‘best efforts’ agreement,” said Jeffry N. Quinn, chairman, president and CEO of Solutia Inc.  “Solutia agreed to pay the banks an enhanced fee in exchange for their firm commitment to fund the full $2 billion exit financing facility -- regardless of the results of the syndication process.  We are extremely disappointed by their refusal to meet this commitment and have no choice but to pursue all of our legal remedies.”
On October 25, 2007, the banks executed a firm commitment to fund a $2 billion exit financing package for Solutia.  These substantial, custom credit facilities and arrangements were specifically tailored to facilitate Solutia’s prompt emergence from Chapter 11.  On November 20, 2007, the bankruptcy court approved the exit financing package.  Nine days later, in reliance on the banks’ firm lending commitment, the court found the plan of reorganization to be feasible and confirmed the plan.  However, in late January - shortly before the anticipated closing of the exit facility and Solutia’s long-awaited emergence from Chapter 11 - the banks notified Solutia that they were refusing to provide the funding, citing a so-called “market MAC” provision in their commitment letter and asserting that there has been a change in the markets since entering into the commitment.
“It is a well-documented fact that the ongoing conditions in the credit markets began in the summer of 2007,” said Quinn.  “Well before the banks committed to Solutia’s exit financing, they stated in public filings and through professional advice to Solutia that the credit markets were in disarray, and that the credit crisis would continue for months to come.  Despite their concerns and negative outlook, the banks entered into a firm commitment to provide Solutia with this exit financing. The willingness of these banks to offer committed financing that was not subject to a successful syndication was a major factor in deciding to award them this business.”
Quinn added, “Solutia is ready to emerge from Chapter 11.  We have successfully repositioned our company, we have confirmed a plan of reorganization that brings significant value to our constituents, and our businesses are performing well.  We now look to the banks to meet their commitment.”

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Note:  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  These statements, including our intention to issue the notes and enter into the credit facilities, are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company's securities, our ability to satisfy closing conditions, the performance of the company's business and other risks detailed from time-to-time in the company's filings with the Securities and Exchange Commission.   Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Source: Solutia Inc.

St. Louis

2/6/08